UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2011

TC Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2011, the Board appointed Scott M. Pearson to succeed Carl Pennington Sr., as President and Chief Executive Officer of TC Global, Inc. (the “Company”), effective April 1, 2011. In connection with his appointment as President and Chief Executive Officer, the Company entered into a one-year employment agreement with Mr. Pearson (the “Employment Agreement”). The description of the Employment Agreement set forth in Item 5.02 hereof is incorporated by referenced in this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

On March 24, 2011, the Company announced that Carl Pennington Sr., the Company’s President and Chief Executive Officer and the Chairman of the Board of Directors (the “Board”), notified the Company that he plans to resign as President and Chief Executive Officer effective March 31, 2011, after more than three years of service to the Company. Mr. Pennington will remain Chairman of the Board until the next annual meeting of shareholders, expected to occur later this spring, at which time Mr. Pennington’s term as a director will end.

Also on March 24, 2011, the Board appointed Scott M. Pearson, 51, to succeed Mr. Pennington as President and Chief Executive Officer, effective April 1, 2011. From September 2010 to March 2011, Mr. Pearson was national accounts manager for Reckitt Benckiser, a global consumer goods company. Prior to that, from December 2005 to December 2009, Mr. Pearson served as the Executive Vice President of Advanced H20 LLC, a private label water company. From September 1993 to October 2005, Mr. Pearson was a Vice President for sales and marketing at Coca-Cola Enterprises, a bottler and distributor of Coca-Cola, Minutemaid, Powerade, and Dasani brand beverages.

In connection with his appointment as President and Chief Executive Officer, the Company entered into a one-year employment agreement with Mr. Pearson (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Pearson’s annual base salary will be $250,000 and he is eligible for cash bonuses in an amount up to an aggregate of $100,000, payments of which will be based upon achieving certain mutually agreed upon financial, operational and performance related milestones. The Company and Mr. Pearson also agreed to use their best good faith efforts to agree upon the terms and provisions for Mr. Pearson’s participation in a synthetic equity plan designed to provide Mr. Pearson with an appropriate award for improving Company performance and/or improving shareholder value. Mr. Pearson is subject to standard nondisclosure, noncompetition, and nonsolicitation covenants.

The Employment Agreement generally terminates upon the Mr. Pearson’s termination of employment due to (i) death, (ii) disability, (iii) “cause” (as defined in the Employment Agreement), (iv) “good reason” (as defined in the Agreement) or (v) circumstances without cause. If Mr. Pearson’s employment is terminated due to death or disability, he (or his estate) will be entitled to his regular base salary and benefits through the date of termination and a pro-rata share of any bonus or award under the synthetic equity plan that has been earned through the date of termination. If Mr. Pearson’s employment is terminated without cause, Mr. Pearson will be entitled to his regular base salary and benefits through the date of termination and a pro-rata share of any bonus or award under the synthetic equity plan that had been earned through the date of termination. In addition, Mr. Pearson will also be entitled to continued

payment of his base salary for six months after the date of termination and reimbursement for COBRA coverage for six months. If Mr. Pearson elects to terminate his employment with the Company for “good reason” upon the occurrence of certain changes in the Company described in the Employment Agreement, such as a change of control or a reduction in Mr. Pearson’s duties or responsibilities, Mr. Pearson may be eligible to receive his base salary and COBRA coverage, each for six months from his termination date.

Effective upon his full time employment as President and Chief Executive Officer, the Board intends to elect Mr. Pearson as a director of the Company and to nominate him for election as a director during his tenure as President and Chief Executive Officer of the Company.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	TC Global, Inc. Press Release dated March 24, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TC GLOBAL, INC.

Date: March 29, 2011	By:	/s/ Catherine M. Campbell
Catherine M. Campbell
Chief Financial Officer

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